EXHIBIT 99.A

News For Immediate Release

James C. Yardley Named President of El Paso’s Pipeline Group

HOUSTON, TEXAS, August 15, 2006—El Paso Corporation (NYSE:EP) announced today that James C. Yardley has been promoted to executive vice president of El Paso and president of the company’s pipeline group. Yardley is currently president of Southern Natural Gas Company. He will retain that role as well as assume responsibility for the management of all of El Paso’s pipeline and related activities.

“Jim is an outstanding leader who brings broad experience and sound judgment, both strategic and operating, to this position,” said Doug Foshee, president and chief executive officer of El Paso. “I am confident Jim will further our pipeline group’s strong performance and growth.”

Yardley has a 28-year career with El Paso, which includes various corporate, marketing, and pipeline responsibilities. He has a B.A. in economics from Duke University and an M.B.A. from Harvard Business School.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906